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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Tortoroli                            Jacques
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   (Last)                            (First)              (Middle)

c/o Young & Rubicam Inc., 285 Madison Avenue
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                                    (Street)

New York                           New York                 10017
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                     6/1/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Young & Rubicam Inc. (YNR)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Senior Vice President, Finance
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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    Common stock, par value
    $0.01 per share(1)                    6,975                       D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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ICP Options
(right to buy)           (2)         12/17/07       Common Stock           32,250            $12.33          D
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ICP Options
(right to buy)           (3)          5/25/09       Common Stock           15,000            $37.25          D
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Explanation of Responses:

(1) Shares of Common Stock are represented in the hands of the Reporting Person by Voting Trust Certificates issued by the Management Voting Trust, established pursuant to the Management Voting Trust Agreement, which holds (and has the sole right to vote) shares of Common Stock beneficially owned by certain employees and former employees of Young & Rubicam Inc. Voting Trust Trust Certificates and the shares of Common Stock which they represent may not be sold or purchased apart from one another.

(2) The above ICP Options will become exercisable with respect to 33 1/3% of the shares subject to such options on 12/31/00, with respect to an additional 33 1/3% of such shares on 12/31/01, and with respect to the remaining 33 1/3% of such shares on 12/31/02.

(3) The above ICP Options will become exercisable with respect to 33 1/3% of the shares subject to such options on 5/25/00, with respect to an additional 33 1/3% of such shares on 5/25/01, and with respect to the remaining 33 1/3% of such shares on 5/25/02.



         /s/ Mark T. McEnroe,
        as attorney-in-fact for
             Jacques Tortoroli                                   06/11/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.